COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                            12 Months Ended
                                           -----------------------------------------------------------------------------------------
                                                   March        December      December       December       December       December
                                                   1999           1998          1997           1996           1995           1994
                                              ------------  -------------  ------------   ------------   ------------   ------------
                                                                                           (In Millions of Dollars)

Net Income                                 $        333.7 $        327.7 $       282.8  $       310.8  $       338.0  $       323.6
Taxes on Income                                     185.7          181.3         161.5          169.2          172.4          156.7
                                              ------------  -------------  ------------   ------------   ------------   ------------
Adjusted Net Income                        $        519.4 $        509.0 $       444.3  $       480.0  $       510.4  $       480.3
                                              ------------  -------------  ------------   ------------   ------------   ------------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness      $        258.4 $        255.3 $       234.2  $       203.9  $       206.7  $       204.2
      Capitalized Interest                            2.4            3.6           8.4           15.7           15.0           12.4
      Interest Factor in Rentals                      1.8            1.9           1.9            1.5            2.1            2.0
                                              ------------  -------------  ------------   ------------   ------------   ------------
      Total Fixed Charges                  $        262.6 $        260.8 $       244.5  $       221.1  $       223.8  $       218.6
                                              ------------  -------------  ------------   ------------   ------------   ------------

Preferred and Preference
      Dividend Requirements: (1)
      Preferred and Preference Dividends   $         19.4 $         21.8 $        28.7  $        38.5  $        40.6  $        39.9
      Income Tax Required                            10.8           12.0          16.4           20.9           20.4           19.1
                                              ------------  -------------  ------------   ------------   ------------   ------------
      Total Preferred and Preference
          Dividend Requirements            $         30.2 $         33.8 $        45.1  $        59.4  $        61.0  $        59.0
                                              ------------  -------------  ------------   ------------   ------------   ------------

Total Fixed Charges and Preferred
      and Preference Dividend Requirements $        292.8 $        294.6 $       289.6  $       280.5  $       284.8  $       277.6
                                             ============  =============  ============   ============   ============   ============

Earnings (2)                               $        779.6 $        766.2 $       680.4  $       685.4  $       719.2  $       686.5
                                             ============  =============  ============   ============   ============   ============


Ratio of Earnings to Fixed Charges                  2.97           2.94          2.78           3.10           3.21           3.14

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                         2.66           2.60          2.35           2.44           2.52           2.47


(1)   Preferred and preference dividend  requirements consist of an amount equal
      to  the  pre-tax   earnings  that  would  be  required  to  meet  dividend
      requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of net income that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.